EXHIBIT 5.1

FleetMatics Group Public Limited Company

Block C

Cookstown Court

Belgard Road

Tallaght

Dublin Ireland

27 February 2015

Dear Sirs

FleetMatics Group Public Limited Company

We act as counsel for FleetMatics Group Public Limited Company, an Irish public limited company (the “Company”), in connection with the proposed registration by the Company of 1,800,126 ordinary shares in its capital, par value €0.015 per share (the “Shares”) pursuant to the Company’s Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) on or about the date of this letter (referred to in this letter as the “Registration Statement”). The Shares are issuable under the Fleetmatics Amended and Restated 2011 Stock Option and Incentive Plan (the “Plan”).

The above described transactions are referred to in this letter as the “Transactions”.

All references to “Ireland” in this letter are to the Republic of Ireland and exclude Northern Ireland.

We have reviewed the documents listed in Exhibit A to this opinion letter (the “Documents”).

We express no opinion on any taxation matters.

The opinions set out in this letter relate only to the laws of Ireland which are in force on the date of this letter. Accordingly, we express no opinion with regard to any laws other than the laws of Ireland as applied by the Irish courts as at the date of this letter. Without prejudice to the generality of the foregoing, we express no opinion on European Community law as it affects any jurisdiction other than Ireland or with respect to (i) U.S. state securities or “Blue Sky” laws or (ii) U.S. state or federal antifraud laws. This letter is governed by and will be construed in accordance with the laws of Ireland as at the date hereof.

We have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than Ireland, which would or might affect our opinion as stated herein.

This letter is strictly limited to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

1	Opinion

Based on the foregoing and solely on our review of the Documents and subject to the additional assumptions set out below, we are of the opinion that the creation of the Shares, as contemplated by the Registration Statement, has been duly authorised by all necessary corporate action of the Company and, on the issuance and allotment of the Shares (by approval of such issuance and allotment by the board of directors of the Company or a duly authorised committee of it, the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Shares have been credited as fully paid) and payment therefor in full in accordance with the memorandum and articles of association of the Company and in the manner contemplated by the Registration Statement and the Plan, the Shares will be validly created, legally issued, fully paid and will not be subject to calls for any additional payments (“non-assessable”).

2	Assumptions

In giving this letter, we have relied (without further verification) on the completeness and accuracy of the Documents. We have also relied on the following assumptions, which we have not independently verified:

2.1	that copy documents, conformed copies or drafts of documents provided to us and comprised in the Documents are true and complete copies of, or in the final forms of, the originals;

2.2	that all signatures, initials and seals are genuine;

2.3	that the memorandum and articles of association of the Company are correct and up to date, as confirmed by the Corporate Certificate (as defined in Exhibit A);

2.4	the truth, accuracy and completeness of each of the statements of matters of fact contained in the Documents;

2.5	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transactions or in any way bear on or are inconsistent with the opinions set out in this opinion;

2.6	we have relied on the statements and representations of directors, officers and other representatives of the Company as to factual matters and the accuracy of the registers and corporate records of the Company;

2.7	the Company will receive consideration in money or money’s worth for each Share when issued at the agreed issue price in accordance with the Plan, such price in any event not being less than the par or nominal value of each Share;

2.8	the Registration Statement will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issuance and allotment of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms;

2.9	the lack of bad faith and absence of fraud, coercion, duress, undue influence or mistake on the part of any of the Company, its officers, directors, employees, agents and advisers (excluding Maples and Calder);

2.10	that the Company has entered into the Transactions in good faith, for its legitimate business purposes, for good consideration and that it derives commercial benefit from the Transactions commensurate with the risks undertaken by it in the Transactions;

2.11	that the proceedings described in the minutes of the meetings of the board of directors of the Company dated 18 September 2012 were duly conducted as so described, each of the meetings referred to therein was duly constituted and convened, those present at those meetings acted in good faith and each of the resolutions passed at that meeting was duly adopted and has not been revoked or varied and remains in full force and effect, as confirmed by the Corporate Certificate;

2.12	that the written resolutions of the committee of the board of directors of the Company dated 21 September 2012 were duly passed and approved, have not been revoked or varied and remain in full force and effect, as confirmed by the Corporate Certificate;

2.13	that the written resolutions of the shareholders of the Company dated 21 September 2012 were duly passed and approved, have not been revoked or varied and remain in full force and effect, as confirmed by the Corporate Certificate;

2.14	that the written resolutions of the board of directors of the Company dated 18 July 2013 were duly passed and approved, have not been revoked or varied and remain in full force and effect, as confirmed by the Corporate Certificate;

2.15	that the proceedings described in the minutes of the annual general meeting of the shareholders of the Company dated 19 August 2013 were duly conducted as so described, each of the meetings referred to therein was duly constituted and convened, those present at those meetings acted in good faith and each of the resolutions passed at that meeting was duly adopted and has not been revoked or varied and remains in full force and effect, as confirmed by the Corporate Certificate;

2.16	that all awards of options, grants or any other rights or interests to any party under the Plan have been approved by the Company in accordance with all applicable laws and that no further approval is required in order to issue and allot the Shares in accordance with the Plan on exercise of such options, grants, rights or interests;

2.17	that all and any amendments to and restatements of the Plan have been approved by every party whose approval is required in accordance with the terms of the Plan or by applicable law;

2.18	that all relevant authorisations, approvals, consents and licences required in any jurisdiction (other than Ireland) and all formalities and requirements of the laws of any relevant jurisdictions (other than Ireland) and any regulatory authority therein applicable to the Transactions:

(a)	have been made, done or obtained, as the case may be; and

(b)	have been and will be complied with,

(and in each case (where applicable) (i) they are in full force and effect and (ii) were made, done and obtained or complied with within any applicable time period); and

2.19	there is nothing under any law (other than the laws of Ireland), which would or might affect the opinions herein appearing and that none of the opinions expressed in this letter will be affected by the laws (including the public policy) of any jurisdiction outside Ireland.

This opinion is given solely for your benefit and may not be relied on by any other person without our prior written consent provided, however, that it may be relied on by persons entitled to rely on it pursuant to applicable provisions of US federal securities laws.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Yours faithfully

/s/ Maples and Calder

Exhibit A

Documents

1	Corporate Certificate of corporate counsel to the Company dated 27 February 2015 (“Corporate Certificate”)

2	Registration Statement (as defined in this letter)

3	Minutes of the meetings of the board of directors of the Company dated 18 September 2012

4	Written resolutions of a committee of the board of directors of the Company dated 21 September 2012

5	Written resolutions of the shareholders of the Company dated 21 September 2012

6	Written resolutions of the board of directors of the Company dated 18 July 2013

7	Confirmation of the issued share capital of the Company provided by the Company as at 26 February 2015;

8	Minutes of the annual general meeting of the shareholders of the Company dated 19 August 2013

9	Memorandum and articles of association of the Company as at the date of this letter

10	Such other documents as we have deemed necessary to render the opinions set out in this letter